Exhibit 5.15

[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]

October 9, 2015

CRC Health Oregon, Inc.

c/o Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special counsel to Acadia Healthcare Company, Inc. (the “Company”) and as special counsel to CRC Health Oregon, Inc., an Oregon corporation (the “Oregon Guarantor”), in connection with the proposed guarantee from the Oregon Guarantor, along with the other guarantors under the Indenture (as hereinafter defined), of $275,000,000 aggregate principal amount of 5.625% Notes due 2023 (the “Exchange Notes”) to be issued by the Company in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015, under the Securities Act of 1933, as amended. The obligations of the Company under the Exchange Notes will be guaranteed by the Oregon Guarantor (the “Guarantee”). The Exchange Notes and the Guarantee are to be issued pursuant to an Indenture dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee.

The law covered by the opinions expressed herein is limited to the laws of the State of Oregon.

This opinion letter is to be interpreted in accordance with customary practice as to the matters addressed, the meaning of the language used and the scope and nature of the work we have performed.

A.	Documents And Matters Examined

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1 The Indenture.

Opinion Letter

October 9, 2015

A-2 The Registration Rights Agreement dated as of February 11, 2015 (the “Registration Rights Agreement”) among the Company, the Oregon Guarantor, the other guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jeffries LLC.

A-3 The Registration Statement.

A-4 A specimen form of the Exchange Notes, and the accompanying Notation of Guaranty, from the Oregon Guarantor and the other guarantors party thereto.

The items listed in A-1 through A-4 above are referred to herein as the “Transaction Documents.”

B.	Opinions

Based on the foregoing examinations and subject to the qualifications and exclusions stated below, we are of the opinion that:

B-1 The Oregon Guarantor is a corporation duly incorporated and validly existing under Oregon law.

B-2 The Oregon Guarantor has corporate power and authority to enter into, and to perform its obligations under, each Transaction Document.

B-3 The Oregon Guarantor has authorized, by all necessary corporate action on the part of the Oregon Guarantor, the execution and delivery of, and the performance of the transactions contemplated by, each Transaction Document, and the Oregon Guarantor has executed and delivered each Transaction Document to which it is a party.

B-4 The execution and delivery by the Oregon Guarantor of, and the performance of the transactions contemplated by, the Transaction Documents do not violate the Oregon Guarantor’s Articles of Incorporation or Bylaws.

B-5 The execution and delivery by the Oregon Guarantor of, and the performance of the transactions contemplated by, the Transaction Documents are not prohibited by, nor do they subject the Oregon Guarantor to the imposition of a fine, penalty or other similar sanction for a violation under, any applicable statutes or regulations.

B-6 No consent, approval, authorization or other action by, or filing with, any governmental authority is required in connection with the execution and delivery by the Oregon Guarantor of the Transaction Documents to or the consummation of the transactions contemplated thereby.

Opinion Letter

October 9, 2015

C.	Qualifications

The opinions set forth herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and the effect of general principles of equity, whether applied by a court of law or equity.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We consent to the filing of this opinion with the Commission as Exhibit 5.15 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Davis Wright Tremaine LLP